ARTICLES OF MERGER
                                     MERGING
                           RREEF SECURITIES FUND, INC.
                                  WITH AND INTO
                    AMERICAN CENTURY CAPITAL PORTFOLIOS, INC.


         ARTICLES OF MERGER, made and entered into this 13th day of June, 1997, by and between RREEF Securities Fund, Inc., a Maryland corporation (the "Merging Corporation"), and American Century Capital Portfolios, Inc., a Maryland corporation (the "Surviving Corporation").

         FIRST: The parties hereto agree that the Merging Corporation shall be merged with and into the American Century Capital Portfolios, Inc., a Maryland Corporation (the "Survivor").

         SECOND: The Surviving Corporation, which was organized and exists under the laws of the State of Maryland, shall survive the Merger and shall continue under the name of American Century Capital Portfolios, Inc.

         THIRD: The Merging Corporation was organized and exists under the laws of the State of Maryland.

         FOURTH: Each of the corporations party to these Articles have a principal office in Baltimore, Maryland.

         FIFTH: The Merging Corporation does not own an interest in land in the State of Maryland.

         SIXTH: (a) The total number of shares of capital stock of all series and classes which the Surviving Corporation has authority to issue is 1,100,000,000 shares of Common Stock with a par value of $0.01 per share for an aggregate par value of $11,000,000. The Board of Directors of the Surviving Corporation has designated the shares of such corporation as follows:
100,000,000 shares as shares of the American Century Real Estate Fund Series; 700,000,000 shares as shares of the American Century Value Fund Series; and 300,000,000 shares as shares of the American Century Equity Income Fund Series.

                  (b) The Board of Directors of the Surviving Corporation has duly established four classes of shares for each of the American Century Value Fund series of stock and the American Century Equity Income Fund series of stock, and three classes of shares for the American Century Real Estate Fund series of stock, and has allocated the shares designated to each series among the classes of shares so established. The classes of shares of each series and the number of shares and aggregate par value of each is as follows:

----------------------------------- ---------------- --------------- -----------
                                                     Number of
                                                     Shares          Aggregate
            Series Name             Class Name       as Allocated    Par Value
----------------------------------- ---------------- --------------- -----------
----------------------------------- --------------------------------------------

American Century Equity Income Fund Investor         150,000,000     $1,500,000
                                    Institutional     25,000,000        250,000
                                    Service           62,500,000        625,000
                                    Advisor           62,500,000        625,000

----------------------------------- --------------------------------------------
----------------------------------- --------------------------------------------

American Century Value Fund         Investor         350,000,000     $3,500,000
                                    Institutional     60,000,000        600,000
                                    Service          145,000,000      1,450,000
                                    Advisor          145,000,000      1,450,000
----------------------------------- --------------------------------------------
----------------------------------- --------------------------------------------

American Century Real Estate Fund   Investor          50,000,000     $  500,000
                                    Institutional     25,000,000        250,000
                                    Advisor           25,000,000        250,000
----------------------------------- --------------------------------------------

                  (c) The total number of shares of capital stock of all classes which the Merging Corporation has authority to issue is 2,000,000,000 shares of Common Stock with a par value of $0.001 per share, having an aggregate par value of $2,000,000. The Board of Directors of the Merging Corporation has designated 500,000,000 shares as shares of the RREEF Real Estate Securities Fund series. The remaining shares of the Merging Corporation are undesignated.

         SEVENTH: The Merger herein provided for shall become effective (the "Effective Date") on the date of the filing of these Articles of Merger with the Maryland State Department of Assessments and Taxation.

         EIGHTH: No amendment is made to the Articles of Incorporation of the Surviving Corporation as a part of the Merger.

         NINTH: On the Effective Date, each share of the issued and outstanding capital stock of the Merging Corporation shall be automatically converted into shares of the issued and outstanding capital stock of the Surviving Corporation which have been designated as Investor class shares of the American Century Real Estate Fund, without the necessity of any further act or deed, on the basis of an exchange ratio equal to one share of stock, or fraction thereof, of the

         Surviving Corporation for each share of stock, or fraction thereof, of the Merging Corporation. No consideration other than said conversion will be paid for the shares of the Merging Corporation.

         TENTH: (a) The terms and conditions of the transaction set forth in these Articles of Merger were advised, authorized and approved by the Surviving Corporation at a special meeting of the Board of Directors of the Surviving Corporation held on March 26, 1997.

                  (b) The terms and conditions of the transaction set forth in these Articles of Merger were advised, authorized and approved by the Merging Corporation at a meeting of the Board of Directors of the Merging Corporation held on April 16, 1997, and at a special meeting of the shareholders of the Merging Corporation held on June 13, 1997.

                  (c) The terms and conditions of the transaction set forth in these Articles of Merger were advised, authorized and approved by the Surviving Corporation and the Merging Corporation in the manner and by the vote required by the laws of the State of Maryland and the Charters of each of said corporations.

         ELEVENTH: The merger herein provided for shall have the effect described in Section 3-114 of the Maryland General Corporation Law.

         IN WITNESS WHEREOF, each corporation party to these Articles has caused these Articles to be signed and acknowledged in the name and on behalf of the such corporation by its President or Vice President, and attested by its Secretary or Assistant Secretary, the day and year first above written, and each such signatory does hereby acknowledge the same to be the act of such corporation, and that to the best of his knowledge, information and belief, all matters and facts stated herein are true in all material respects, this statement being made under the penalties of perjury.

ATTEST:                                RREEF Securities Fund, Inc.


/s/ Barry H. Braitman                  By: /s/ Kim Redding
Barry Braitman, Assistant              Kim Redding, President
Secretary

                                       American Century Capital Portfolios, Inc.


/s/ Patrick A. Looby                   By: /s/ William M. Lyons
Patrick A. Looby, Secretary                     William M. Lyons,
                                                Executive Vice President